Exhibit 3.2
AMENDMENT NO. 3 TO THE
AMENDED AND RESTATED BYLAWS
OF
CONCENTRIX CORPORATION

Adopted: March 25, 2025

The Amended and Restated Bylaws, as amended (the “Bylaws”) of Concentrix Corporation, a Delaware corporation (the “Company”), in accordance with the requisite approval of the Company’s Board of Directors, Article 10 of the Bylaws and Section 109 of the Delaware General Corporation Law, are hereby amended as follows:

1.Article 2, Section 2.3 is hereby amended and restated in its entirety to read as follows:

Special Meetings.

(a)General. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, by the Secretary only (1) at the request of the Chairman of the Board, the Chief Executive Officer or the President, (2) or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors, or (3) solely to the extent allowed under Section 2.3(b). Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the matters relating to the purpose or purposes stated in the notice of meeting. Except as otherwise restricted by the certificate of incorporation or applicable law, the Board of Directors may postpone, reschedule, or cancel any special meeting of stockholders called pursuant to (1) or (2) above.

(b)     Stockholder Requested Meetings.

(1)    Special meetings of stockholders (each a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request of a stockholder (or a group of stockholders formed for the purpose of making such request) who or which has Net Beneficial Ownership (as defined below) of 25% or more of the outstanding common stock of the corporation (the “Required Percent”) and who held that amount in a net long position for at least one year, each as of the date of submission of the request. Compliance by the requesting stockholder or group of stockholders with the requirements of this section and related provisions of these bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and the stockholders.

“Net Beneficial Ownership” (and its accompanying terms), when used to describe the nature of a stockholder’s ownership of common stock of the corporation, shall mean those shares of common stock of the corporation as to which the stockholder in question possesses (A) the sole power to vote or direct the voting, (B) the sole economic rights of ownership (including the sole right to profits and the sole risk of loss), and (C) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (A), (B) and (C) shall not include any shares (1) sold by such stockholder in any transaction that has not been settled or closed, (2) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (y) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder.

(2)    A request for a Stockholder Requested Special Meeting must be signed by the Net Beneficial Owners of the Required Percent of the corporation’s common stock (or their duly authorized agents) and be delivered to the Secretary at the principal executive offices of the corporation by registered mail, return receipt requested.

Such request shall (A) set forth a statement of the specific purpose or purposes of the Stockholder Requested Special Meeting and the matters proposed to be acted on at such meeting, (B) include the date of signature of each stockholder (or duly authorized agent) signing the request, (C) set forth (w) the name and address, as they appear in the corporation’s books, of each stockholder signing such request or, if such stockholder of record is a nominee or custodian, the beneficial owner on whose behalf such requests is signed, (x) an affidavit by each such person stating the number of shares of common stock of the corporation as to which such stockholder or beneficial owner has Net Beneficial Ownership, (y) evidence of the fact and duration of such stockholder’s or beneficial owner’s beneficial ownership of such stock consistent with that which is required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (z) a certification from each such stockholder that the stockholders signing the request in the aggregate satisfy the Net Beneficial Ownership requirement of these bylaws, (D) set forth all information relating to each such stockholder or beneficial owner that must be disclosed in solicitations of proxies for the election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, (E) describe any material interest of each such stockholder or beneficial owner in the specific purpose or purposes of the Stockholder Requested Special Meeting, (F) include a representation that at least one of the stockholders signing the request, or a qualified representative of at least one such stockholder, intends to appear to present the item of business to be brought before the Stockholder Requested Special Meeting, and (G) include an acknowledgment by each stockholder and any duly authorized agent that any disposition of shares of common stock of the corporation as to which such stockholder has Net Beneficial Ownership as of the date of delivery of the request for the Stockholder Requested Special Meeting and prior to the record date for the Stockholder Requested Special Meeting by such stockholder shall constitute a revocation of such request with respect to such shares. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the corporation to allow it to satisfy its obligations under applicable law.

Any requesting stockholder may revoke a request for a Stockholder Requested Special Meeting at any time by written revocation delivered to the Secretary at the principal executive offices of the corporation. If, following such revocation at any time before the date of the Stockholder Requested Special Meeting, the remaining requests are from stockholders holding in the aggregate less than the Required Percent, the Board, in its discretion, may cancel the Stockholder Requested Special Meeting.

(3)    Notwithstanding the foregoing, the Secretary shall not be required to call a Stockholder Requested Special Meeting if (A) the request for such meeting does not comply with this Section 2.3(b) or Section 3.2 of these Bylaws, (B) the Board of Directors or any individual authorized by 2.3(a) above has called or calls an annual or special meeting of stockholders to be held not later than ninety (90) days after the date on which the request for a Stockholder Requested Special Meeting has been delivered to the Secretary (the “Delivery Date”), (C) the request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (D) the request contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (D) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (E) the request relates to an item of business that is not a proper subject for action by the stockholders of the corporation under applicable law, or (F) the request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(4)    Any Stockholder Requested Special Meeting shall be held at such date, time, and place within or without the state of Delaware as may be fixed by the Board; provided, however, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication. The date of any Stockholder Requested Special Meeting shall be not more than sixty (60) days after the record date for such meeting, which shall be fixed in accordance with Section 2.11 of these Bylaws. In fixing a date and time for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board to call an annual meeting or a special meeting.

(5)    Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the corporation from submitting matters to a vote of the stockholders at any Stockholder Requested Special Meeting.

(6)    Notwithstanding the provisions of Section 2.7 of these Bylaws, if a quorum is not present at any Stockholder Requested Special Meeting, the Chairman of the Board, the Board of Directors, and the corporation shall have no obligation to postpone or adjourn such Stockholder Requested Special Meeting (but may adjourn the Stockholder Requested Special Meeting pursuant to Section 2.8), and further, may cancel such Stockholder Requested Special Meeting; and each of the same shall have fulfilled their respective obligations under this Section 2.3(b) with respect to such Stockholder Requested Special Meeting.

2.Effective Date. This amendment shall be effective as of the date set forth above.

3.Effect. Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereto subscribed their name as of the date first above written.

Concentrix Corporation

By: /s/ Jane C. Fogarty
Name: Jane C. Fogarty
Title: Executive Vice President, Legal